Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Company Contact:	Michael Garnreiter	(602) 852-9000

Chief Financial Officer

E-mail :  Michaelg@mstreetinc.com

MAIN STREET AND MAIN INCORPORATED

ANNOUNCES ITS 2003 FOURTH QUARTER AND FULL YEAR RESULTS

PHOENIX, ARIZONA, March 9, 2004—MAIN STREET AND MAIN INCORPORATED (Nasdaq symbol: MAIN), the world’s largest franchisee of TGI Friday’s restaurants, the owner and operator of the Bamboo Club – Asian Bistro, and Redfish Seafood Grill and Bar restaurant concepts, today announced its operating results for the fourth quarter and year ended December 29, 2003.

Financial summary 2003 versus 2002

Fourth Quarter Comparisons

For the quarter ended December 29, 2003, the Company reported a net loss of $(4.8) million, or $(0.34) per diluted share, compared with a loss of $(9.1) million, or $(0.64) per diluted share, for the comparable quarter in 2002.  The fourth quarter loss included $3.1 million in non-cash charges primarily for asset write-downs attributable to an underperforming store ($900,000), goodwill and lease termination costs for a store that will close in early 2004 ($900,000), a provision for the retirement of our CEO ($300,000), a final write-off of receivables in connection with the terminated management contract ($600,000), and a write off of deferred financing fees and other ($400,000).

Excluding these non-cash charges and interest expense of $1.2 million, the net loss from operations for the quarter would have been approximately $(0.5) million, compared with a net loss of approximately $(0.4) million, (also excluding the impact of impairment charges, interest and income taxes) for 2002. The slight increase in the operating loss in 2003 from the comparable quarter in 2002 is primarily attributable to the lost operating margin from the three restaurants sold in July 2003, offset by improving sales and lower pre-opening costs by $225,000 in 2003 versus the same period in 2002.

Revenue for the quarter ended December 29, 2003, was $52.6 million compared with revenue of $52.9 million for the comparable quarter in 2002.  The revenue decline was primarily due to the lost revenue from the three sold TGI Friday’s and one closed Redfish restaurant, offset by the revenue from the opening of five new restaurants during 2003 and the full year impact of the six restaurants opened in 2002.  Also, for the quarter ended December 29, 2003, same-store sales increased by 1.4% compared with a 0.8% decrease for the comparable quarter in 2002.

Our measure of operating cash flow known as EBITDA for the three months ended December 29, 2003 was $1.7 million versus $1.7 million in the same quarter a year ago.  (The computation of our quarterly EBITDA can be found in Appendix A, attached to this press release).

Bart Brown, Chief Executive Officer, and Bill Shrader, President and COO, said, “For the past few years the fourth quarter has been a difficult one from a financial point of view.  Sales can be volatile, reflecting changing weather patterns, seasonality and the overall state of the local economies.  While we’re pleased that we saw a return of positive same store sales in this fourth quarter, the fourth quarter still remains the lowest revenue quarter from an average weekly sales point of view for Main Street, which makes it challenging to operate profitably.  In the future, we plan to reduce new store pre-opening activity in the fourth quarter and focus on operating profitability.”

Full Year Comparisons

For the full year ended December 29, 2003, the Company incurred a net loss of $(2.0) million, or $(0.14) per diluted share, on revenue of $224.5 million compared with net loss of $(8.6) million, or $(0.61) per diluted share, on revenue of $220.2 million for fiscal 2002. Excluding the gain on sale of assets ($3.8 million) and the full year’s impairment charges of $5.9 million in 2003 and $7.9 million in 2002, and interest and income tax expense, operating income for 2003 was $4.6 million compared with $4.6 million for 2002. Same-store sales for the full year increased by 1.1% in 2003 compared with an increase of 0.4% for fiscal 2002. Due to net operating loss carry forwards, the Company paid no income taxes for the year ended December 29, 2003.

For the full year ended December 29, 2003, and for the comparable period in 2002, EBITDA was $13.6 million and $13.0 million, respectively.  (The derivation of our year to date EBITDA can be found in Appendix A, attached to this press release).

Mr. Brown and Mr. Shrader said, “On an apples to apples basis, excluding all one-time gains and charges and interest expense, operating income was essentially flat in 2003 compared to 2002,  despite the sale of three restaurants early in the third quarter. We also saw better economic conditions in Arizona and California and improved results from the TGI Friday’s national advertising campaign, offset by higher operating expenses for advertising and insurance.”

 Mr. Brown and Mr. Shrader concluded, “We are excited about the new marketing campaign, our new TGI Friday’s development agreement and the Friday's partnership with Atkins.  In combination, these give us cautious optimism as we head into 2004.  In addition to revenue drivers, we will continue to aim for balance sheet improvement. This includes evaluating opportunities to sell or redeploy assets on a case-by-case basis keeping shareholder value and improved liquidity as important criteria.”

Recent Developments

During the fourth quarter, we opened our twelfth and newest Bamboo Club located in Raleigh, North Carolina. In January, we secured a revolving line of credit with one of our principal lenders for $2.5 million.

Expectations for the first quarter 2004

We were pleased with the announcement of the Friday’s partnership with Atkins and the new items featured in our menu beginning in late December. A four-week national advertising campaign featuring the Atkins menu items began in early January and ran through the first week in February. The initial results were very positive and same store sales for these two months increased by approximately 6%. However, in those periods between TV campaigns, we still see flat sales or sales declines as compared with the prior year. At this time we are reaffirming our guidance for the full year of same store sales of 2% to 3%, diluted earnings per share of $.14 to $.16 (before taxes or unusual write offs) and EBITDA of approximately $14.0 to $16.0 million.

Earnings Conference call

As a reminder, our earnings conference call is scheduled for today, Tuesday, March 9, 2003 at 5:00 pm EST. The toll free dial in number is 1-800-901-5231 (or 1-617-786-2961) for international calls), and the participant pass code is 12649168. You can visit our web site at http://www.mainandmain.com for a replay.

—Appendix A and Three Tables to Follow —

MAIN STREET AND MAIN INCORPORATED is the world’s largest franchisee of TGI Friday’s restaurants, operating 54 TGI Friday’s, twelve Bamboo Club – Asian Bistros, four Redfish Seafood Grill and Bar, and one Cooper’stown restaurants.

This press release contains forward-looking statements regarding the Company’s business strategies, business outlook, anticipated new store openings, and revenue and earnings expectations.  These forward-looking statements are based primarily on the Company’s expectations and are subject to a number of risks and uncertainties, some of which are beyond the Company’s control.  Actual results could differ materially from the forward-looking statements as a result of numerous factors, including those set forth in the Company’s Form 10-K and 10-Q Reports as filed with the Securities and Exchange Commission.

Appendix A

Computation of quarterly and year to date Earning Before Interest, Taxes, Depreciation and Amortization (in millions):

Appendix A	Quarter ended December 29, 2003	Quarter ended December 30, 2002
Net Income (Loss)	$(4.8)	$(9.1)
Add-Income taxes	—	1.2
•Interest expense	1.2	1.1
•Depreciation	2.1	2.1
•Amortization	.1	.1
Asset Impairments & write offs	3.1	6.3
Gain on Sale of Assets	0	0
EBITDA	$1.7	$1.7

Appendix A	Twelve Months Ended December 29, 2003	Twelve Months Ended December 30, 2002
Net Income	$(2.0)	$(8.6)
Add-Income taxes	—	1.3
•Interest expense	4.5	4.0
•Depreciation	8.4	7.9
•Amortization	.6	.5
•Asset Impairments	5.9	7.9
Less-Gain on Sale of Assets	(3.8)	0
EBITDA	$13.6	$13.0

MAIN STREET AND MAIN INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Par Value and Share Data)

	December 29, 2003	December 30, 2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,600	$5,621
Accounts receivable, net	1,494	1,997
Inventories	2,762	2,832
Prepaid expenses	971	2,104

Total current assets	9,827	12,554
Property and equipment, net	68,129	71,265
Other assets, net	2,218	2,449
Notes receivable, net	1,657	—
Goodwill	21,685	22,995
Franchise fees, net	2,691	3,132
Total assets	$106,207	$112,395

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3,815	$3,502
Accounts payable	6,408	8,073
Other accrued liabilities	16,577	16,007
Total current liabilities	26,800	27,582
Long-term debt, net of current portion	47,869	51,998
Other liabilities and deferred credits	2,441	3,205
Total liabilities	77,110	82,785

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized; no shares issued and outstanding in 2003 and 2002	—	—
Common stock, $.001 par value, 25,000,000 shares authorized; 14,642,000 and 14,142,000 shares issued and outstanding in 2003 and 2002, respectively	15	14
Additional paid-in capital	54,927	53,927
Accumulated deficit	(23,792)	(21,827)
Accumulated other comprehensive loss	(2,053)	(2,504)
Total stockholders’ equity	29,097	29,610
Total liabilities stockholders’ equity	$106,207	$112,395

MAIN STREET AND MAIN INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	December 29, 2003	December 30, 2002

Revenue	$52,625	$52,898

Restaurant operating expenses
Cost of sales	14,219	15,167
Payroll and benefits	16,846	16,604
Depreciation and amortization	2,067	2,091
Other operating expenses	17,182	16,461
Total restaurant operating expenses	50,314	50,323

Income from restaurant operations	2,311	2,575

Depreciation and amortization of intangible assets	172	150
General and administrative expenses	2,371	2,246
Preopening expenses	256	481
New manager training expenses	18	138
Impairment charges and other	3,069	6,337

Operating income (loss)	(3,575)	(6,777)

Gain from sale of assets	—	—
Interest expense and other, net	1,245	1,143

Net income (loss) before income tax	(4,820)	(7,920)

Income tax expense (benefit)	—	1,183

Net income (loss)	$(4,820)	$(9,103)

Basic earnings per share
Net income (loss)	$(0.34)	$(0.64)

Diluted earnings per share
Net income (loss)	$(0.34)	$(0.64)

Weighted average number of shares outstanding
— Basic	14,290	14,142

Weighted average number of shares outstanding
— Diluted	14,290	14,142

MAIN STREET AND MAIN INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Year Ended
	(unaudited)
	December 29, 2003	December 30, 2002

Revenue	$224,494	$220,151

Restaurant operating expenses
Cost of sales	60,299	61,270
Payroll and benefits	70,415	68,997
Depreciation and amortization	8,386	7,895
Other operating expenses	70,079	65,912
Total restaurant operating expenses	209,179	204,074

Income from restaurant operations	15,315	16,077

Depreciation and amortization of intangible assets	606	461
General and administrative expenses	8,977	8,946
Preopening expenses	907	1,619
New manager training expenses	195	426
Impairment charges and other	5,906	7,943

Operating income	(1,276)	(3,318)

Gain from sale of assets	3,831	—
Interest expense and other, net	4,521	3,950

Net income before income tax	(1,966)	(7,268)

Income tax expense	—	1,309

Net income	$(1,966)	$(8,577)

Basic earnings per share
Net income	$(0.14)	$(0.61)

Diluted earnings per share
Net income	$(0.14)	$(0.61)

Weighted average number of shares outstanding
— Basic	14,179	14,105

Weighted average number of shares outstanding
— Diluted	14,179	14,105